                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MARK VII, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 21, 1998


TO ALL SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Mark VII, Inc., a Delaware corporation (the "Company"), will be held on Thursday, the 21st day of May, 1998, at 11:00 a.m., local time, at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, for the following purposes:

         (1) To elect two Class II Directors for a term expiring in 2001 or until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 3, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only holders of record on such date will be entitled to vote at the Annual Meeting. A copy of the Proxy Statement relating to the Annual Meeting, a Form of Proxy and the Company's 1997 Annual Report to Shareholders accompany this Notice.


                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ James T. Graves
                                      ------------------------------------
                                      James T. Graves
                                      Secretary

April 17, 1998


                        IMPORTANT-YOUR PROXY IS ENCLOSED


         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       965 Ridge Lake Boulevard, Suite 103
                            Memphis, Tennessee 38120

                             ----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1998

                             ----------------------

                                 PROXY STATEMENT

         This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Mark VII, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, the 21st day of May, 1998, at 11:00 a.m., local time, at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, or any adjournment or postponement thereof. Shares represented by duly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a shareholder specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with such directions. If no choice is specified, shares will be voted "FOR" the nominees listed on the proxy and in this Proxy Statement. Any person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of such proxy).

         This Proxy Statement and the accompanying form of proxy are being mailed or given to shareholders on or about April 17, 1998. The Company will bear all of the costs of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the form of proxy and any additional information furnished to shareholders. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by officers or representatives of the Company and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

         Only shareholders of record at the close of business on April 3, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 8,940,172 shares of common stock, par value $.05 per share, issued and outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions will be counted in determining whether a quorum has been reached. The affirmative vote of the holders of a plurality of the votes cast, in person or by properly executed proxy and entitled to vote at the Annual Meeting, provided a quorum is constituted, is required for election of directors. The Company has been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the election of directors is considered a "routine" item upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the date these proxy materials are sent to such customers.

         Management does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting, which are to come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the accompanying form of proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth with respect to the common stock as of March 6, 1998 (unless otherwise indicated): (i) the only persons known to be beneficial owners of more than five percent of the common stock; (ii) shares beneficially owned by all directors and nominees for election as a director of the Company; (iii) shares beneficially owned by the persons named in the Summary Compensation Table in this Proxy Statement; and (iv) shares beneficially owned by all directors and executive officers as a group. Beneficial ownership is direct, and the holders have sole investment power and sole voting power, unless otherwise indicated.

                                                              Number of
                                                              Shares and
                                                              Nature of
                                                              Beneficial                Percent
Name and Address of Beneficial Owners (1)                     Ownership                 of Class
-------------------------------------                         ---------                 --------
Warburg, Pincus Asset Management, Inc.
  466 Lexington Avenue
  New York, NY 10017                                          1,970,900  (2)               22.0%
Dresdner RCM Global Investors, L.L.C.
Dresdner Bank AG
RCM Limited L.P.
RCM General Corporation
  Four Embarcadero Center, Suite 2900
  San Francisco, California  94111                            1,378,200  (3)               15.4%
R.C. Matney                                                   1,068,880  (4)               11.6%
The Northwestern Mutual Life
  Insurance Company
  720 East Wisconsin Avenue
  Milwaukee, WI  53202                                          852,000  (5)                9.5%
Wellington Management Company, L.L.P.
  75 State Street
  Boston, MA 02109                                              638,400  (6)                7.1%
FMR Corp.
  82 Devonshire Street
  Boston, MA 02109                                              613,600  (7)                6.9%
David H. Wedaman                                                134,742  (8)                1.5%
James T. Graves                                                 130,600  (9)                1.4%
William E. Greenwood                                             21,400 (10)                 .2%
Dr. Jay U. Sterling                                              21,400 (10)                 .2%
Thomas J. Fitzgerald                                             15,250 (11)                 .2%
Robert E. Liss                                                   15,572 (12)                 .2%
Michael J. Musacchio                                             13,134 (13)                 .1%
Douglass Wm. List                                                10,880 (14)                 .1%
All Executive Officers and Directors as a Group               1,454,524 (15)               15.2%
  (10 persons)

(1)   Unless otherwise indicated, the address is the Company's principal office.

(2) Warburg, Pincus Asset Management, Inc. ("Warburg"), a registered investment adviser, is deemed to have beneficial ownership of 1,970,900 shares as of December 31, 1997, which are owned by numerous investment advisory clients. Warburg has sole voting power with regard to 1,483,700 shares, sole investment power with regard to 1,970,900 shares and shared voting power with regard to 433,200 shares. The information as to the beneficial ownership of Warburg was obtained from the Schedule 13G filed by that company.

(3) Dresdner RCM Global Investors, L.L.C. ("Dresdner RCM") is a registered investment adviser and a wholly-owned subsidiary of Dresdner Bank AG. RCM Limited L.P. ("RCM Limited") is the managing agent of Dresdner RCM and RCM General Corporation ("RCM General") is the general partner of RCM Limited. Dresdner Bank AG, RCM Limited and RCM General are deemed to have beneficial ownership of securities managed by Dresdner RCM. As of December 31, 1997, Dresdner RCM, RCM Limited and RCM General have sole voting power with regard to 1,125,000 shares, sole investment power with regard to 1,308,200 shares and shared investment power with regard to 70,000 shares. The information as to the beneficial ownership of Dresdner RCM, RCM Limited and RCM General was obtained from the Schedule 13G filed by those companies.

(4) Includes 670,860 shares owned indirectly through Mr. Matney's living trust, 90,520 shares owned indirectly through Mr. Matney's individual retirement account, 307,500 shares issuable pursuant to stock options granted under the Company's 1992 Non-Qualified Stock Option Plan (the "1992 Plan") and the 1986 Incentive Stock Option Plan (the "1986 Plan").

(5) The Northwestern Mutual Life Insurance Company ("Northwestern"), an insurance company, is deemed to have beneficial ownership of 852,000 shares as of December 31, 1997. Northwestern has sole voting power with regard to 620,600 shares, shared voting power with regard to 231,400 shares and sole investment power with regard to 620,600 shares. The information as to the beneficial ownership of Northwestern was obtained from the Schedule 13G filed by that company.

(6) Wellington Management Company ("Wellington"), a registered investment adviser, is deemed to have beneficial ownership of 638,400 shares as of December 31, 1997, which are owned by numerous investment advisory clients. Wellington has shared voting power with regard to 450,000 shares and shared investment power with regard to 638,400 shares. The information as to the beneficial ownership of Wellington was obtained from the
      Schedule 13G filed by that company.

(7) FMR Corp. ("FMR") is deemed to have beneficial ownership of 613,600 shares as of December 31, 1997. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 317,000 shares and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in
      Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 296,600 shares. FMR has sole voting power with regard to 296,600 shares and sole investment power with regard to 613,600 shares. The information as to the beneficial ownership of FMR was obtained from the
      Schedule 13G filed by that company.

(8) Includes 17,000 shares held directly by Mr. Wedaman, 115,000 shares issuable pursuant to stock options granted under the 1986 Plan and the 1995 Omnibus Stock Incentive Plan, as amended (the "1995 Plan"), and 2,742 shares allocated to the Mark VII, Inc. Savings and Investment Plan (the "SIP Plan") account of Mr. Wedaman. Mr. Wedaman has sole investment power and shared voting power with respect to the shares allocated to his SIP Plan account.

(9) Includes 10,600 shares held in Mr. Graves' individual retirement account and 120,000 shares issuable pursuant to stock options granted under the 1992 Plan. Of the 120,000 shares issuable pursuant to stock options, 80,000 are held indirectly through the James T. Graves Family Trust.

(10) Includes 3,400 shares owned directly and 18,000 shares issuable pursuant to stock options granted under the 1992 and the 1995 Plans.

(11) Includes 3,250 shares owned jointly with Mr. Fitzgerald's wife and 12,000 shares issuable pursuant to stock options granted under the 1995 Plan.

(12) Includes 7,700 shares owned indirectly through the Robert E. and Zoeanna Liss Trust, 5,600 shares owned indirectly through Mr. Liss's individual retirement account, and 2,272 shares owned indirectly through Mr. Liss's wife's individual retirement account.

(13) Includes 3,900 shares owned directly and 9,234 shares owned jointly with Mr. Musacchio's wife.

(14) Includes 2,880 shares owned directly, 4,000 shares owned indirectly through Mr. List's individual retirement account and 4,000 shares issuable pursuant to stock options granted under the 1995 Plan.

(15) Includes 617,166 shares issuable pursuant to stock options granted under the 1986, 1992 and 1995 Plans.




                              ELECTION OF DIRECTORS

       The Board of Directors of the Company consists of seven members and is divided into three classes with three-year staggered terms. Two nominees (the "Class II Directors") are to be elected at this Annual Meeting to serve for a term of three years or until their successors are elected and qualified. The nominees for election as Class II Directors are David H. Wedaman and Dr. Jay U. Sterling. The remaining five Directors will continue to serve as set forth below, with three Directors (the "Class III Directors") having terms expiring at the 1999 annual meeting of shareholders and two Directors (the "Class I Directors") having terms expiring at the 2000 annual meeting of shareholders. Each of the nominees for election as Class II Directors is now a Director of the Company and has agreed to serve if elected. The shares represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the nominees for Class II Directors. In the unanticipated event that either or both of the nominees for director should become unavailable, the Board of Directors, at its discretion, may designate substitute nominees, in which event such shares will be voted for such substitute nominees.

       MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR NAMED BELOW.


                 NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR
             A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING


                          Director                           Principal Occupation for
    Director               Since    Age                Last Five Years and Directorships
----------------          --------  ---                ---------------------------------
David H. Wedaman            1994    40   Executive Vice President of the Company since May 1991 and Chief
                                         Operating Officer, Assistant Secretary and Assistant Treasurer of the
                                         Company since September 1994. President, Chief Operating Officer and Assistant Secretary of Mark VII Transportation Company, Inc.
                                         ("Mark VII"), the Company's principal operating subsidiary, since
                                         February 1993. From March 1991 to February 1993, he was
                                         Executive Vice President of Mark VII.

Dr. Jay U. Sterling (1)(2)  1995    64   Dr. Sterling has been an Associate Professor of Marketing and
                                         Logistics at the University of Alabama, Tuscaloosa since 1984.
                                         Dr. Sterling has a Doctor of Philosophy ("Ph.D.") degree in marketing and logistics from Michigan State University. In addition to his teaching responsibilities, he has performed research and written extensively in the areas of transportation, distribution and logistics management and has also consulted extensively in the areas of transportation and logistics management. Prior to obtaining his
                                         Ph.D., Dr. Sterling spent 25 years in industry with Whirlpool
                                         Corporation and The Limited in various logistics related positions.


                    CLASS III DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING


                          Director                           Principal Occupation for
    Director               Since    Age                Last Five Years and Directorships
----------------          --------  ---                ---------------------------------
R. C. Matney               1989     60   Chairman of the Board of the Company since February 1992
                                         and President and Chief Executive Officer of the Company since July
                                         1994. From May 1991 until February 1992, Mr. Matney was
                                         President of the Company. Since July 1987, Mr. Matney has also been Chairman of the Board and Chief Executive Officer of  Mark VII.
                                         From July 1987 to February 1993, he was also President of Mark VII.

Douglass Wm. List (1)(2)   1993    42    Since January 1988, Mr. List has been President of List & Company,
                                         Inc., a management consulting firm in Baltimore, Maryland. Mr. List has also been President, since 1992, of Railway Engineering
                                         Associates, a firm involved in developing railroad technology. From
                                         1988 to 1992, he was Vice President and General Manager of
                                         Railway Engineering Associates. Since January 1997, Mr. List has
                                         also been President of Moorgate, Inc., a registered investment adviser. Mr. List is a director of Harmon Industries, Inc., a publicly held company headquartered in Blue Springs, Missouri. Harmon
                                         Industries, Inc. is a supplier of communication and safety-related equipment for railroads worldwide.

William E. Greenwood (2)   1994    59    Mr. Greenwood is currently a self-employed consultant. He served with the Burlington Northern Railroad Company, one of the largest railroads in the United States and the principal subsidiary of
                                         Burlington Northern Inc., a publicly held company headquartered in
                                         Fort Worth, Texas, in various capacities from 1963 to 1994, serving as Chief Operating Officer from 1990 to 1994. Mr. Greenwood is a director of AmeriTruck Distribution Corporation, a large specialized trucking company located in Fort Worth, Texas, that is privately held and is an SEC registrant due to its public debt securities. He is a director of Transport Dynamics, Inc., a privately held logistics software development and service company located in Princeton,
                                         New Jersey. He is a director of Box Energy Corporation, located in
                                         Dallas, Texas, a publicly held, independent exploration and production company primarily engaged in the exploration for, and the development and production of oil and natural gas.


                     CLASS I DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING



                          Director                           Principal Occupation for
    Director               Since    Age                Last Five Years and Directorships
----------------          --------  ---                ---------------------------------
James T. Graves           1987      63   Secretary of the Company since May 1992, General Counsel of the
                                         Company since March 1993 and Vice Chairman since May 1993.
                                         President of Missouri-Nebraska Express, Inc. ("Mo-Neb"),
                                         a subsidiary of the Company, from September 1991 to May 1993.



Thomas J. Fitzgerald (1)   1995    56   Mr. Fitzgerald has a law and transportation consulting practice based in Lake Forest, Illinois, in which he has been engaged since 1990. In that capacity he has counseled transportation companies, purchasers of transportation and government agencies on a variety of projects, including logistics, marketing, strategic positioning and acquisitions.

--------------------------

(1)   Member of the Audit Committee.
(2)   Member of the Compensation/Stock Option Committee.


THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors held four meetings and acted by unanimous written consent on ten separate occasions during 1997.

     The Audit Committee consists of Dr. Jay U. Sterling (Chairman of the committee), Thomas J. Fitzgerald and Douglass Wm. List. The functions of the Audit Committee are to review significant financial information of the Company, ascertain the existence of an effective accounting and internal control system, oversee the audit function and recommend the appointment of independent auditors for the Company. The Audit Committee held five meetings in 1997. A representative of the Company's independent auditors was present at those meetings, as well as at all of the regular Board meetings.

     The Compensation/Stock Option Committee consists of Douglass Wm. List (Chairman of the committee), William E. Greenwood and Dr. Jay U. Sterling. The Compensation/Stock Option Committee reviews salaries and bonuses of executive officers and administers employee bonus plans, including grants of stock options under the 1995 Plan, and other Company compensation programs. The Compensation/Stock Option Committee held five meetings in 1997.

     The Company does not have a standing nominating committee.

     All directors attended at least 75% of the total number of meetings held in 1997 of the Board and committees on which they served.

DIRECTORS' FEES AND RELATED INFORMATION

     Non-employee directors are compensated as follows: (i) a $500 per month retainer, with an additional $250 per month for the chairman of each of the Compensation/Stock Option Committee and the Audit Committee, (ii) meeting fees of $1,500, $750 and $500 for each Board, committee and telephonic Board meeting attended, respectively, (iii) an annual grant of options to purchase 4,000 shares of common stock pursuant to the 1995 Plan, which options are immediately exercisable and expire three years from the date of grant, (iv) grants of 400 shares of common stock each quarter pursuant to the 1995 Plan and (v) standard per diem rate of $1,500 per day spent on Company affairs which are outside of normal director duties. In addition, the Company requires that each director maintain a minimum shareholding in Company common stock of 700 shares for each year of service as a director.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    NAME              AGE                         POSITION
-----------------     ---    ------------------------------------------------------------
R. C. Matney          60     Chairman of the Board, President and Chief Executive Officer.

James T. Graves       63     Vice Chairman of the Board, General Counsel and Secretary.

David H. Wedaman      40     Executive Vice President, Chief Operating Officer, Assistant Secretary
                               and Assistant Treasurer; and President of Mark VII.

Philip L. Dunavant    33     Executive Vice President, Chief Financial Officer, Treasurer and Assistant
                               Secretary since November 1996. Vice President of Finance, Assistant
                               Secretary and Assistant Treasurer from January 1995 to November 1996.
                               From May 1993 to January 1995, he was Assistant Vice President, and from
                               May 1989 to May 1993, he was Controller of Mark VII.

Robert E. Liss        46     President/Special Services Division of Mark VII since January 1995; from May
                               1993 to January 1995, he was Vice President/Special Services Division of
                               Mark VII; from December 1992 to May 1993, he was Vice President of Mark VII.

Michael J. Musacchio  46     President/Logistics Services Division of Mark VII since June 1995; from
                               January 1993 to June 1995, he was Executive Vice President/Logistics
                               Services Division of Mark VII.

     Executive officers will be elected annually by the Board of Directors and will serve until their successors are elected or until resignation or removal. There are no family relationships among any of the directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASD. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were met except for the following exceptions. A Form 5 was filed by Mr. Liss on February 17, 1998 reporting the transfer of shares owned by him directly to the Robert E. and Zoeanna Liss Trust on June 16, 1997. A Form 5 was filed by Mr. Graves on February 17, 1998, reporting the transfer of 80,000 stock options granted pursuant to the 1992 Plan to the James T. Graves Family Trust on November 20, 1997. Mr. Greenwood's Form 5 for the year ended January 3, 1998, was filed on February 20, 1998.

                        EXECUTIVE COMPENSATION

     The following table summarizes, for each of the three fiscal years in the period ended January 3, 1998, the compensation awarded, paid to or earned by
(i) each person who served as the Chief Executive Officer (the "CEO") of the Company during 1997 and (ii) each of the four most highly compensated executive officers (other than the CEO) whose total annual salary and bonus exceeded $100,000 and who served as an executive officer of the Company or its subsidiaries as of January 3, 1998 (collectively, the "Named Executive Officers").



SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                   Compensation
                                                                   ------------
                                                                    Securities
                                           Annual Compensation      Underlying
                                          ---------------------      Options/        All Other
Name and Principal Position         Year   Salary (1)   Bonus         SARs(#)       Compensation
------------------------------      ----  -----------  --------      ---------      ------------
R.C. Matney, Chairman of            1997   $ 234,988   $302,578         40,000      $ 35,000 (4)
 the Board, President and           1996     239,507    130,660              -             -
 Chief Executive Officer            1995     234,988    117,500              -             -

David H. Wedaman, Executive         1997     239,231    295,938 (2)     68,000           570 (3)
 Vice President, Chief Operating    1996     203,365    150,000 (2)          -           315 (3)
 Officer and Director;              1995     177,520     91,875 (2)     80,000           305 (3)
 President of Mark VII

Robert E. Liss, President           1997     125,008    469,223              -           927 (3)
 Special Services Division          1996     127,412    513,450              -           951 (3)
 of Mark VII                        1995     126,208    383,243              -           696 (3)

Michael J. Musacchio, President     1997     125,000    323,788              -         1,000 (3)
 Logistics Services Division        1996     127,404    319,851              -         1,000 (3)
 of Mark VII                        1995     123,388    239,882              -             -

James T. Graves, Vice Chairman      1997     189,520     15,000              -           855 (3)
 of the Board, Secretary,           1996     179,896     18,644              -             -
 General Counsel and Director       1995     175,569     18,356              -             -

------------

(1) Salary amounts included 53 weeks in 1996 and 52 weeks in 1997 and 1995.

(2) Includes performance bonuses of $180,000, $150,000 and $70,000 and cash payments pursuant to stock appreciation rights ("SARs") of $115,938, $0 and $21,875 in 1997, 1996 and 1995, respectively.

(3) Company matching contribution to the SIP Plan (a defined contribution plan).

(4) Initial club dues.

     The following two tables present information for the last completed fiscal year relating to (i) grants to and exercises by the Named Executive Officers of stock options granted pursuant to the 1986 Plan, the 1992 Plan and the 1995 Plan and (ii) holdings at January 3, 1998 by the Named Executive Officers of unexercised stock options granted pursuant to the 1986 Plan, the 1992 Plan and the 1995 Plan, and SARs granted pursuant to the Company's Stock Appreciation Rights Program.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                        Individual Grants
                   ---------------------------                             Potential Realizable Value
                    Number of     % of Total                                at Assumed Annual Rates
                   Securities    Options/SAR's                            of Stock Price Appreciation
                   Underlying     Granted to   Exercise or                    for Option Term (4)
                  Options/SAR's  Employees in  Base Price    Expiration   ---------------------------
     Name          Granted (#)    Fiscal Year   ($/Share)       Date        5% ($)          10% ($)
----------------   -----------    -----------   ----------   ----------   ---------        ----------
R.C. Matney        40,000 (1)         28%        $14.63       10/01/07    $ 367,903        $  932,340

David H. Wedaman   40,000 (2)         28%         14.63       04/10/07      367,903           932,340
                   28,000 (3)         19%         14.63       10/01/07      257,532           652,638

(1) Represents options to purchase 40,000 shares granted pursuant to the 1995 Plan. These options become exercisable ratably over five years beginning October 1, 1998.

(2) Represents options to purchase 40,000 shares granted pursuant to the 1995 Plan. These options become exercisable ratably over five years beginning April 10, 1998.

(3) Represents options to purchase 28,000 shares granted pursuant to the 1995 Plan. These options become exercisable ratably over five years beginning October 1, 1998.

(4) The values presented in these two columns are required disclosures under federal securities laws based on assumed stock price appreciation rates. THESE ASSUMED APPRECIATION RATES ARE NOT DERIVED FROM THE HISTORIC OR PROJECTED PRICES OF THE COMPANY'S COMMON STOCK OR RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND THEY SHOULD NOT BE VIEWED AS A PREDICTION OF POSSIBLE PRICES FOR THE COMPANY'S COMMON STOCK IN THE FUTURE.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAREND OPTION/SAR VALUES

                                                 Number of Securities         Value of Unexercised
                                                Underlying Unexercised            In-the Money
                                                     Options/SARs at             Options/SARs at
                    Shares                           Fiscal Yearend             Fiscal Yearend (1)
                  Acquired On    Value       ----------------------------   ---------------------------
   Name           Exercise(#)   Realized     Exercisable    Unexercisable   Exercisable   Unexercisable
   ----           -----------   --------     -----------    -------------   -----------   -------------
R.C. Matney           None         None        307,500         352,500      $ 3,343,125    $3,131,875

David H. Wedaman      None         None        115,000         128,000(2)     1,360,375       632,250

James T. Graves       None         None        120,000               -        1,515,000             -

(1) Based on the year end market price of $16.75.

(2) Includes 14,000 shares of common stock with respect to which SARs have been granted.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     Each of the Named Executive Officers has an employment contract with the Company which could result in termination or resignation payments in excess of $100,000. A summary of the base salary and terms provided in the employment contracts follows:

  Name                     Base Salary          Expiration of Contract
----------------           -----------          ----------------------
R.C. Matney                 $ 280,000           April 1, 2002
David H. Wedaman              240,000           January 1, 2000
Robert E. Liss                125,000           30 days' notice by either party(1)
Michael J. Musacchio          125,000           30 days' notice by either party(1)
James T. Graves               175,000           30 days' notice by either party(1)

(1)   Subject to the termination payments discussed below.

     Each of the contracts provides for payment of the contracted base salary and benefits after termination as follows:

     Event of Termination                            Pay Subsequent to Termination
     --------------------                            -----------------------------
     Death or Disability                             One year
     Termination by Company, except for cause        Remainder of contract term (or one year if no specified term)

Under each of the contracts, the Company's obligation is reduced following an event of termination if the terminated executive becomes employed during the payment period. Mr. Wedaman may be terminated by the Company for failure to achieve in any given year 50% of the pretax profit projected in the Company's business plan for his business unit for such year, in which case he will receive his base salary and benefits for only one year following the date of termination. Each of Messrs. Liss and Musacchio may be terminated by the Company with no further payments for failure to achieve pretax profit (as defined in their respective agreements) of $250,000 in his business unit for any year. If either of Messrs. Liss or Musacchio is terminated following a year in which $250,000 of pretax profit was achieved, he will receive the greater of (i) three times his prior year's compensation or (ii) $1.4 million. In the event either of these two contracts is terminated because pretax profit of $250,000 was not attained but the respective business unit was profitable, the Company may extend for up to three years the confidentiality, non-compete and prohibition against solicitation of employees provisions of the respective agreements by continuing to pay the base salary and making advance annual payments of $300,000 for the first year, $300,000 for the second year and $50,000 for the third year to Mr. Liss and $250,000 for the first year, $200,000 for the second year and $200,000 for the third year to Mr. Musacchio. Upon Mr. Graves' termination of employment, he will receive one year's base salary and benefits. The Company may extend the confidentiality, non-compete and prohibition against solicitation of employees provisions for up to three years beyond the terms of the contracts of Messrs. Matney, Wedaman and Graves by continuing to pay all base salary, bonuses and benefits set forth under each of their respective contracts.



                     BOARD COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee directors.

    The objective of the Company's executive compensation program is to provide the compensation necessary to attract, motivate and retain dedicated and talented executives and to provide a link between the success of the Company's executives and its shareholders. The Committee believes that a significant portion of the compensation of the Company's executive officers should be tied to the performance of the Company and, where appropriate, to the performance of specific business units for which the executives are responsible. Thus, the program seeks to achieve these objectives through a combination of annual salaries, performance-based bonuses and stock options.

    The Committee reviews its executive compensation program continually to ensure that the Company's executive officers are being appropriately compensated in comparison to their respective responsibilities with the Company, the results of the Company's business operations and compensation paid to comparable executives at similar companies. The Committee considers several factors in its review of executive compensation, including: (i) compensation of executives holding comparable positions of responsibility at transportation services companies of similar size and type of operation as the Company, including, Hub Group, Inc., Fritz Companies, Inc., Air Express International Corporation, Circle Financial Group and Expeditors International of Washington, Inc. (the "Peer Group"); (ii) each executive's experience and performance history with the Company and with previous employers and his or her suitability for his or her present assignment; (iii) each executive's past compensation arrangements with the Company; (iv) corporate performance; and (v) performance of business units for which the executive is responsible. The Committee generally does not consider the performance of the companies that comprise the Peer Group in establishing executive officers' base salary ranges, although, as noted below under "CEO Compensation", a significant portion of Mr. Matney's potential annual cash bonus is directly related to the Company's shareholder return as compared with the shareholder returns for the Peer Group. The Committee believes that the Company's executive officers' total compensation is competitive with the industry, although base salary ranges generally are below the industry median.

BASE SALARY

    The minimum base salary of each of the Company's executive officers is established in employment agreements between each such officer and the Company. The Committee reviews the base salaries of the Company's executives annually based on the factors described above and recommends adjustments where appropriate. Based on the Committee's review, Mr. Wedaman's salary has been adjusted. Under Mr. Wedaman's employment agreement dated January 1, 1997, his base salary was increased to $240,000 for 1997 from $200,000 in 1996.

ANNUAL BONUS

    The Committee establishes a bonus program for each executive officer that is designed to implement the Committee's compensation philosophy with respect to bonus payments. The bonus programs for executives who are in charge of particular business units are based on the profitability of their respective business units. In most circumstances, this program is set forth in the executive's employment agreement.

    According to Mr. Wedaman's employment agreement, his bonus program is based on the pretax profit earned by his business unit as compared to the pretax profit of the unit for the prior fiscal year. Mr. Wedaman's bonus ranges from 30% of his base salary if the pretax profit of his business unit exceeds the pretax profit of the unit for the prior fiscal year by 110% up to 70% of his base salary if the pretax profit of his business unit exceeds the pretax profit of the unit for the prior fiscal year by 125%.

    Each of Messrs. Liss's and Musacchio's employment agreements provides for an annual bonus of 25% of pretax profit (computed on the basis of generally accepted accounting principles consistently applied and defined in the respective agreements) earned by his respective business unit, subject to specific reductions under certain circumstances.

STOCK OPTIONS/SARS

    The Committee has the discretion to grant awards of stock options or SARs to the Company's executive officers. The Committee has not established performance factors of general application for the grant of stock options or SAR awards, but instead makes such decisions based on specific issues.

    In 1990, Mr. Wedaman was granted stock appreciation rights with respect to 14,000 shares of the Company's common stock. The stock appreciation rights provide for cash payments to holders of the rights for increases in the market prices of the Company's common stock as of April 1 of each year. The adjusted base price as of April 1, 1997 was $15.25, as compared to the base price of $8.63 per share at April 1, 1996. Accordingly, a payment of $115,938 was made to Mr. Wedaman under this program in 1997. The base price is adjusted each April 1 if the market closing price on that date is greater than the previous base price.

    During 1997, Mr. Wedaman was granted options to purchase 68,000 shares of the Company's common stock pursuant to the 1995 Plan. On April 10, 1997, he was granted options to purchase 40,000 shares and on October 1, 1997, he was granted additional options to purchase 28,000 shares. The options were granted with an exercise price of $14.63, the closing price of the Company's common stock on both of the respective grant dates of such options. The options vest over five years, beginning on the first anniversary of the grant date, and expire 10 years from the date of grant, if not exercised by such time.

CEO COMPENSATION

    As with all executive officers of the Company, the compensation of the CEO is reviewed by the Committee on a regular basis in comparison to compensation paid to executives holding comparable positions of responsibility, including those employed at Peer Group companies. The Committee considers the same factors when determining CEO compensation as it does when it sets compensation of the Company's other executive officers. Based on such review, Mr. Matney's base salary was increased to $280,000, and he was granted options to purchase 40,000 shares of the Company's common stock pursuant to the 1995 Plan at an exercise price of $14.63 per share (the closing price of the Company's common stock on October 1, 1997, the date of the grant of such options). These options vest over five years, beginning October 1, 1998, and expire on October 1, 2007, if not exercised by such time.

    Pursuant to his employment agreement, as amended, Mr. Matney is paid two annual cash bonuses. Effective January 1, 1998, the first bonus is based upon the increase in consolidated income from continuing operations before income tax ("net pre-tax income") as compared to the increase prescribed in the Company's operating plan. If the Company's increase in net pre-tax income is equal to or greater than the planned increase in net pre-tax income, Mr. Matney will receive a bonus in the amount of $140,000 (50% of his base salary) plus the percentage by which the increase in net pre-tax income exceeds the planned percentage increase, if any, multiplied by $140,000. If the increase in net pre-tax income is less than the planned increase but greater than 25% of the planned increase, Mr. Matney will receive the percentage of the planned increase in net pre-tax income attained multiplied by $140,000. If the increase in net pre-tax income attained is less than 25% of the planned increase, Mr. Matney will receive no bonus under this provision of the agreement. Prior to January 1, 1998, this agreement provided for a bonus, which was limited to 50% of his base salary, equal to his base salary ($235,000 at that time) multiplied by the percentage by which net pre-tax income exceeded a prescribed base. The base, which increased 25% annually, was $8,202,000 for 1997. For 1997, net pre-tax income exceeded that amount by 55%, resulting in the maximum 50% bonus, or $117,500. The second bonus is an amount equal to his base salary multiplied by the percentage increase (if any) in the Company's stock price per share in excess of the increase in the stock price per share of the Peer Group measured from July 1 to June 30. Thus, a significant portion of Mr. Matney's potential bonus is directly related to the Company's shareholder return as compared with the shareholder returns of the Peer Group. For 1997, this second bonus computation resulted in a bonus of $117,500 for Mr. Matney, the maximum amount under this provision.

    Mr. Matney also receives an additional bonus, payable monthly, that is directly linked to the ability of shareholders to realize the value of their investment in the Company on a current basis. Effective January 1, 1998, this additional bonus is an amount equal to 600 times the average fair market value of the Company's common stock during the month for which the bonus is paid. Prior to January 1, 1998, the bonus was an amount equal to 400 times the average fair market value of the Company's common stock and Mr. Matney received monthly bonuses pursuant to this provision of $68,000 in the aggregate during 1997.

    The Committee has not yet adopted a policy with respect to the $1,000,000 limitation of deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, since current compensation levels fall well below that amount.

  Douglass Wm. List       William E. Greenwood       Jay U. Sterling, Ph.D.

                         REPORT OF AUDIT COMMITTEE CHAIR

    The Audit Committee is comprised of three independent directors who are not officers or employees of the Company. The Audit Committee oversees the Company's financial reporting practices and internal controls to ensure that their quality, integrity and objectivity are sufficient to protect shareholder assets. This task is accomplished by meeting with the Company's independent public accountants, management and internal auditors to assure that all are carrying out their respective responsibilities, and to review pending litigation and financial reporting matters. The Audit Committee is also responsible for recommending the selection of the Company's independent auditors to the Board of Directors and the outsourcing of internal audit activities. Both the independent and internal auditors have unrestricted access to the audit committee, with or without management being present.

Jay U. Sterling, Ph.D.

                                PERFORMANCE GRAPH



    The following chart compares cumulative total stockholder returns, assuming the investment of $100 on December 31, 1992: (i) in the Company's common stock; (ii) in the Nasdaq Stock Market-U.S. Index; and (iii) in the Nasdaq Trucking and Transportation Index. Total return assumes reinvestment of dividends for the indexes. The Company has never paid dividends on its common stock and has no plans to do so.








            MARK VII, INC.     NASDAQ STOCK MARKETS-US      NASDAQ TRUCKING & TRANSPORTATION
            --------------     -----------------------      --------------------------------
    12/92        100                     100                              100
    12/93        157                     115                              121
    12/94        150                     112                              110
    12/95        207                     159                              128
    12/96        369                     195                              142
    12/97        443                     240                              182







    The Company will provide to shareholders, without charge, a list of the component companies in the Nasdaq Trucking and Transportation Index. Requests for the list should be addressed to Mark VII, Inc., 965 Ridge Lake Boulevard, Suite 103, Memphis, Tennessee, Attention: Carol Clement, Manager of Financial Reporting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Transactions with affiliates of the Company have been and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Board has adopted a formal policy of not entering into transactions with officers or affiliates of the Company unless the Board makes a specific finding that not to enter into such transaction would be contrary to the best interests of the Company and its public shareholders. Any such transactions, including loans, with officers or affiliates and/or shareholders of the Company require the approval of a majority of the disinterested directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    For the Company's 1997 fiscal year, Arthur Andersen LLP audited the consolidated financial statements of the Company, including reports to the SEC and others. It is anticipated that representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions by shareholders.

    Company management and the Audit Committee of the Board of Directors will make their recommendation with respect to the method of selection and/or retention of an independent public accounting firm for the year 1998 at a meeting of the Board of Directors subsequent to the Annual Meeting of Shareholders.


                             SHAREHOLDER PROPOSALS

    In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 1999, such proposal must be received by the Company, in writing, on or before December 18, 1998, to be considered for inclusion in the Company's next voting Proxy and Proxy Statement.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ James T. Graves
                                       ------------------------------------
                                       James T. Graves
                                       Secretary



April 17, 1998

                                                                      APPENDIX A

                                                                           PROXY
                                 MARK VII, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R.C. Matney, James T. Graves and Philip
L. Dunavant, jointly and individually, as Proxies, each with full power of subscription and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Mark VII, Inc. which the undersigned would be entitled to vote, as designated below, if personally present at the Annual Meeting of Shareholders to be held on May 21, 1998, or any adjournment or postponement thereof.

ELECTION OF DIRECTORS

   FOR ALL NOMINEES LISTED BELOW                        WITHOUT AUTHORITY
   (except as marked to the contrary below)     (to vote for all nominees below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee strike a line through the nominee's name.

                      DR. JAY U. STERLING, DAVID H. WEDAMAN









         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.

         Please date, sign and return this Proxy card by mail. Postage prepaid.


                                  Date:                                , 1998
                                       --------------------------------


                                  -------------------------------------------
                                  Signature


                                  -------------------------------------------
                                  Signature


                                  (PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                  STOCK CERTIFICATES. WHERE STOCK IS
                                  REGISTERED JOINTLY, ALL OWNERS MUST SIGN.
                                  CORPORATE OWNERS SHOULD SIGN FULL CORPORATE
                                  NAME BY AN AUTHORIZED PERSON. EXECUTORS,
                                  ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD
                                  INDICATE THEIR STATUS WHEN SIGNING.)